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                                  EXHIBIT 99.1





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                           [HICKS MUSE LETTERHEAD]



                                                   Contacts:  Hicks Muse
                                                              ----------
                                                              Roy Winnick
                                                              Kakst and Company
                                                              212-583-2655

                                                              Commodore Media
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                                                              Sandra Nacinovich
                                                              212-302-5580



          HICKS, MUSE, TATE & FURST TO ACQUIRE COMMODORE MEDIA, INC.

               -- Assets include 33 Radio Broadcasting Stations
                         in Six Mid-Sized Markets --

                   -- First Acquisition For New Radio Group
                    Backed By Hicks, Muse, Tate & Furst --

DALLAS, June 24, 1996 - Hicks, Muse, Tate & Furst Incorporated, of Dallas, a leading private investment firm, has signed a definitive agreement to acquire Commodore Media, Inc., it was announced today. Commodore Media, a privately held company based in New York City, owns and operates, or provides sales and marketing services for, 33 radio broadcasting stations in six medium-sized markets. The transaction is valued at approximately $200 million and will be financed with a combinaton of debt and equity. It is expected to be consummated in October.


Commodore Media is the leading radio group in five of its six markets based on radio advertising revenue and the leading radio group in each of its markets based on audience share. The company operates 19 FM and 14 AM radio broadcasting stations in the following markets: Fairfield County, Connecticut; Allentown, Pennsylvania; Wilmington, Delaware; Westchester and Putnam
Counties, New York; Ft. Pierce-Stuart-Vero Beach, Florida (the "Treasure Coast"); and Huntington, West Virginia/Ashland, Kentucky. Commodore Media is owned by the estate of the late Carter Burden and other private investors, including members of its management.



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The acquisition of Commodore Media represents the first transaction for Hicks
Muse under its initiative, which was announced in May 1996, to acquire, in leveraged transactions, up to $1 billion of middle-market radio station properties. Hicks Muse has agreed to commit up to $100 million of capital to this effort. As previously announced, upon the completion of his commmitments to SFX Broadcasting, Inc., where he served until recently as President and Chief Executive Officer, R. Steven Hicks will assume responsibility for this effort, which will at that time assume the name Capstar Broadcasting Partners. Mr. Hicks is a brother of Hicks Muse Chairman and Chief Executive Officer Thomas O. Hicks.


Under terms of the agreement, Commodore Media will maintain its corporate identity as an autonomous subsidiary, and will continue to operate under the direction of the current management, who will maintain a substantial equity stake in the company Bruce A. Friedman, currently President and Chief Executive Officer of Commodore Media, will work with both Hicks Muse and Commodore Media in a capacity yet to be determined. Upon closing, he will be succeeded as President of Commodore Media by Chief Operating Officer James T. Shea, Jr.


Thomas O. Hicks of Hicks Muse said: "Commodore Media provides an extremely solid foundation on which to build an outstanding group of middle-market radio broadcasting properties. We look forward to working closely with Commodore management, who will continue to operate their radio stations and will function as our partners as we seek to take maximum advantage of the new Telecommunications Act by investing in attractive middle markets up to the limits the Act now makes possible, and to build the value of the group for the benefit of our investors and business partners. We also look forward to having Steve Hicks assume responsibility for this effort in order to realize its full potential."



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Bruce A. Friedman, President and Chief Executive Officer of Commodore Media,
said: "By joining forces with Hicks Muse and Steve Hicks, we will build a preeminent position among groups of radio stations focusing on mid-sized markets. Working together, we will have the managerial and financial resources necessary to ensure our continued success."

Susan Burden, Chairman of Commodore Media and wife of the late Carter Burden, who founded Commodore Media in 1980, said: "Under Bruce's leadership, we have achieved Carter's goals for the company, attracted the top management team in medium-market radio, and established a commanding position in each of our markets. We look forward to investing with Hicks Muse to participate in the future growth of Capstar and Commodore Media."

BT Securities acted as advisors to Hicks, Muse, Tate & Furst for the proposed transaction. Commodore Media was advised by Randall Jeffery of Media Venture Partners, who initiated the transaction, and CIBC Wood Gundy.

Commodore Media does not intend to proceed at this time with its previously announced intentions to undertake an initial public equity offering.

Hicks, Muse, Tate & Furst Incorporated, with offices in Dallas, New York, St. Louis and Mexico City, is a leading private investment firm, with more than 60 transactions completed or pending since 1989 having an aggregate value approaching $6 billion.

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